Exhibit 99.1

Fractyl Health Announces Call of Tranche A Warrants Tied to August 2025 Public Offering Following Achievement of Clinical and Trading Milestones

Holders will have until December 30, 2025 to exercise Tranche A Warrants at $1.05 per share, enabling up to $17.9 million in potential gross proceeds

BURLINGTON, Mass., December 15, 2025 (GLOBE NEWSWIRE) – Fractyl Health, Inc. (Nasdaq: GUTS) (the “Company” or “Fractyl”), a metabolic therapeutics company focused on pioneering pattern-breaking approaches that treat root causes of obesity and type 2 diabetes (“T2D”), today announced that it will call all of its outstanding Tranche A Common Stock Purchase Warrants (the “Tranche A Warrants”) to purchase shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) for cancellation for cash consideration of $0.00001 per underlying share at 6:30 p.m., New York City time, on December 30, 2025 (the “Cancellation Date”). The Tranche A Warrants were issued in connection with the Company’s underwritten public offering that priced on August 6, 2025 (the “August Offering”).

Instead of accepting the nominal consideration for cancellation of their warrants, holders of the Tranche A Warrants may instead elect to exercise their Tranche A Warrants in whole or in part at an exercise price of $1.05 per share until 6:30 p.m., New York City time, on the Cancellation Date. Any Tranche A Warrants that remain unexercised at such time will be cancelled for cash consideration of $0.00001 per underlying share.

As of the date hereof, the Company has approximately 17,063,073 Tranche A Warrants outstanding. The last reported sale price of the Common Stock on The Nasdaq Global Market on December 15, 2025 was $2.24 per share, a $1.19 premium to the exercise price of the Tranche A Warrants.

Holders of Tranche A Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Tranche A Warrants since the process to exercise is voluntary.

The call was enabled after the Company satisfied the clinical and market performance conditions, including the release of positive three-month randomized midpoint data from the ongoing REMAIN-1 study and the satisfaction of certain trading conditions, including the Common Stock exceeding an average closing price of $1.37 per share for 15 consecutive trading days with required minimum trading volumes, which conditions were met as of the close of trading today on The Nasdaq Global Market.

Any Tranche A Warrants that remain unexercised immediately after 6:30 p.m., New York City time on the Cancellation Date will be void and no longer exercisable, and the holders of those Tranche A Warrants will be entitled to receive $0.00001 per share underlying such Tranche A Warrant.

If all outstanding Tranche A Warrants are exercised prior to the Cancellation Date, Fractyl will receive approximately $17.9 million in additional gross proceeds, before deducting any applicable fees and expenses. These potential proceeds would further strengthen the Company’s balance sheet as it advances its clinical program toward key data readouts anticipated starting in January 2026.

The shares of Common Stock underlying the Tranche A Warrants have been registered by Fractyl under the Securities Act of 1933, as amended, and are covered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) (File No. 333-285522).

Questions concerning call and exercise of the Tranche A Warrants can be directed to Equiniti Trust Company, LLC, 28 Liberty Street, Floor 53, New York, NY 10005, Attention: Reorganization Department. For a copy of the call notice sent to the holders of the Tranche A Warrants and a prospectus relating to the shares of Common Stock issuable upon exercise of the Tranche A Warrants, please send an email request to IR@fractyl.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Fractyl, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Fractyl Health

Fractyl Health is a metabolic therapeutics company focused on pioneering new approaches to the treatment of metabolic diseases, including obesity and T2D. Despite advances in treatment over the last 50 years, obesity and T2D continue to be rapidly growing drivers of morbidity and mortality in the 21st century. Fractyl’s goal is to transform metabolic disease treatment from chronic symptomatic management to durable disease-modifying therapies that target the organ-level root causes of disease. The Company has a robust and growing IP portfolio, with 35 granted U.S. patents and approximately 45 pending U.S. applications, along with numerous foreign issued patents and pending applications. Fractyl is based in Burlington, MA. For more information, visit www.fractyl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact are forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, without limitation, statements regarding the call of the Tranche A Warrants. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are also subject to a number of material risks and uncertainties that are discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission on November 12, 2025 and in our other filings with the SEC. These forward-looking statements are based on management’s current estimates and expectations. While the Company may elect to update such forward-looking statements at some point in the future, the Company disclaims any obligation to do so, even if subsequent events cause its views to change.

Contact

Brian Luque, Head of Investor Relations and Corporate Development

IR@fractyl.com, 951.206.1200